Exhibit 10.2

EXECUTION VERSION

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (the “Agreement”), dated this 26th day of July, 2026 (the “Effective Date”), is by and between Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), and Julie Masino (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated July 17, 2023 (the “Existing Employment Agreement”), pursuant to which the Executive currently serves as the Company’s President and Chief Executive Officer, and the Executive also serves as a director on the Company’s Board of Directors (the “Board”); and

WHEREAS, the Company and the Executive have agreed that the Executive’s employment will terminate pursuant to the Existing Employment Agreement, and to provide for the orderly and effective transition of Company leadership to a successor President and Chief Executive Officer and to secure the Executive’s services in connection with such transition on the terms and conditions specified herein; and

WHEREAS, in order to effect the foregoing purposes, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1.              Employment; Position. Effective as of 12:01 am on August 10, 2026 (the “Transition Date”), the Executive shall (a) cease to serve as the Company’s President and Chief Executive Officer and (b) resign from and no longer be a member of the Board or otherwise an officer or director of the Company or any of its subsidiaries. Until the Termination Date (as defined below), the Executive shall remain an employee of the Company and shall use her reasonable best efforts to assist as directed by the Board in the transition of Company leadership to the new President and Chief Executive Officer of the Company. During the Term (as defined below), the Executive shall comply with and abide by (i) all terms and conditions set forth in this Agreement, (ii) all applicable work policies, procedures and rules of the Company as may be in effect from time to time, and (iii) all federal, state, and local statutes, regulations and public ordinances governing the performance of her duties hereunder.

2.              Term. The term of this Agreement and the Executive’s employment under this Agreement shall begin on the Effective Date and shall end on the Termination Date as set forth in Section 4 hereof (the “Term”), subject to Section 15 hereof.

3.              Compensation.

3.1            Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term, the Company shall pay the Executive her existing base salary at the annualized rate of One Million Thirty Thousand Dollars ($1,030,000.00) (the “Base Salary”). Such amount shall be paid in accordance with the Company’s normal payroll practices.

3.2            Welfare Benefit Plans. During the Term, the Executive and the Executive’s eligible dependents shall remain eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, executive life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executive officers of the Company (“Peer Executives”). Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to Peer Executives as long as such amendment or termination is applicable to all Peer Executives on a consistent basis.

3.3            Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term in the performance of the Executive’s services under this Agreement. All expenses eligible for reimbursement described in this Agreement must be incurred by the Executive during the Term to be eligible for reimbursement. The Executive shall follow the Company’s expense procedures that generally apply to Peer Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to Peer Executives.

3.4            Annual Incentive Award; Long-Term Incentive Award. The Executive will not be entitled to an annual incentive award or long-term incentive award in respect of the Company’s fiscal year 2027.

3.5            Continued Protective Services Benefits. During the Term and for a reasonable period of time thereafter, the Company shall provide, at the Company’s expense, continued protective services benefits to the Executive on the same terms as have been provided consistent with past practice prior to the Effective Date, to the extent reasonably necessary as reasonably determined in good faith by the Board. To the extent all or a portion of the costs relating to such protective services provided by the Company is taxable to the Executive, the Company shall make the necessary payments to the Executive to ensure that the Executive is in the same tax position as if such protective services were not provided.

3.6            Withholdings. All compensation payable hereunder shall be subject to all applicable withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.

4.              Termination of Employment.

4.1            General. The Executive’s employment shall continue and this Agreement shall remain in force until October 9, 2026 (the “Termination Date”); provided that, subject to any applicable prior notice requirements of Section 4.2 of this Agreement, (a) the Board shall retain the right to terminate the Executive’s employment, and thereby this Agreement, solely with Cause, and (b) the Executive shall retain the right to terminate her employment, and thereby this Agreement, by resignation, with or without Good Reason, and in either such case (a) or (b) the date of such termination by the Board or the Executive shall be the Termination Date for all purposes under this Agreement.

4.2            Transition Payments and Benefits.

(a)            Following the Termination Date:

(i)             the Company shall pay to the Executive (A) any unpaid Base Salary earned through the Termination Date in a cash lump sum within ten (10) days following the Termination Date, (B) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) but only at the times provided in the applicable plans under which the deferral was made, to the extent not paid as of the Termination Date, (C) reimbursement for any amounts due to the Executive pursuant to Section 3.3 as of the Termination Date at such times as provided in the applicable reimbursement policies of the Company, (D) at such time as it would have been paid if the Executive had not been terminated (but no later than March 15, 2027), any cash incentive compensation earned as of the Termination Date in respect of the prior fiscal year which has not been paid as of the Termination Date, and (E) to the extent not theretofore paid or provided, any other accrued amounts or accrued benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company at the times provided under the applicable plan, program, policy, practice, contract or agreement of the Company (collectively items (A) to (E), the “Accrued Amounts”);

(ii)            so long as the Executive complies with Sections 4.2(c), 5.3, 5.4, 5.5 and 5.6 of this Agreement and the Executive’s employment with the Company is not terminated by the Company with Cause, the Company shall pay to the Executive (A) the amount of Four Million Six Hundred Thirty Five Thousand Dollars ($4,635,000), which amount shall be payable in equal installments over a period of two (2) years following the Termination Date (the “Severance Payment Period”), and commencing on the first payroll period occurring on or after the Release Effective Date, and the remaining payments shall continue for the remainder of the Severance Payment Period and on the same terms and with the same frequency as the Executive’s Base Salary was paid prior to such termination; and (B) the annual cash incentive bonus for the Company’s fiscal year 2026, based on the Company’s actual performance for such fiscal year (for such purpose, (1) disregarding any exercise of negative discretion by the Board or the Compensation Committee thereof, other than such exercise consistently applied to Peer Executives, and (2) any subjective performance requirements shall be deemed fully satisfied), and paid at such time as it would have been paid if the Executive had not been terminated (but no later than March 15, 2027).

(b)            The Executive’s unvested awards under the Cracker Barrel Old Country Store, Inc. 2020 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), will vest as follows:

(i)             all unvested stock options held by the Executive shall immediately vest as of the Termination Date, and all stock options held by the Executive on the Termination Date shall be exercisable in accordance with their terms determined as if the Executive continued to be employed by the Company (provided, that the Executive shall have up to 180 days following the Termination Date to exercise each option);

(ii)            all shares of restricted stock, restricted stock units or similar awards held by the Executive and whose vesting is subject solely to the Executive’s continued employment with the Company shall vest on the Termination Date; and

(iii)           a pro-rated number of shares of restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) held by the Executive and whose vesting is subject to performance criteria over a performance period which has not been completed shall become transferable (in the case of restricted stock or performance shares) or shall be settled (in the case of restricted stock units or performance units), if at all, as of the date on which the Committee determines the actual performance achievement of the Company under such respective awards for the applicable performance period subject to the applicable awards that would have otherwise vested in the event the Executive had remained employed by the Company through the determination date (the “Actual Number of Shares”) shall become so transferable or so settled. For purposes of the foregoing sentence, the pro-rated number of shares of restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) which the Executive shall receive upon settlement will equal (A) the Actual Number of Shares multiplied by (B) a fraction, the numerator of which will equal the total number of days between the start of the applicable performance period and the Termination Date, and the denominator of which will equal the total number of days in the applicable performance period.

For the avoidance of doubt, settlement of any restricted stock units (including any performance units), the vesting of which is accelerated pursuant to this Section 4.2(b), shall be subject to any previous legally binding deferral election regarding such units.

(c)            Payments pursuant to this Section 4.2 shall be in full and final satisfaction of any and all amounts due or which could become due to the Executive pursuant to the Existing Employment Agreement and in lieu of any other severance benefits that the Executive may be eligible to receive under the Company’s or any of the Company’s Affiliates’ benefit plans or programs, and the Executive acknowledges and agrees that she is entitled to no other compensation, payments or benefits from the Company and/or its subsidiaries of any kind or nature whatsoever, including, without limitation, pursuant to the Existing Employment Agreement, any award agreements under the Omnibus Plan, and/or for salary, severance pay, medical benefits, fringe benefits, vacation pay, bonuses, incentive compensation, sick pay, insurance, disability insurance, paid or unpaid leave, vesting of cash, equity or equity-based awards or any other allowance, payment, grant, award or benefit of any nature or description. As a condition to receiving the payments provided for in Section 4.2(a)(ii) and Section 4.2(b), the Executive agrees to sign and deliver to the Company a release in the form attached hereto as Exhibit A and delivered to the Executive within five (5) business days following the Termination Date, which must become effective within sixty (60) days following the Termination Date (such date the release becomes effective, the “Release Effective Date”).

(d)            If the Executive’s employment with the Company is terminated by the Company with Cause, the Company shall pay to the Executive the Accrued Amounts, and the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law. For purposes of this Agreement, any of the following conditions shall constitute “Cause”: (i) (1) any act by the Executive involving fraud, (2) any willful breach by the Executive of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or (3) any willful or grossly negligent act by the Executive resulting in an investigation by the Securities and Exchange Commission, which, in each of cases (1), (2) and (3) above, has a material adverse economic or reputational effect on the Company or the Executive’s ability to perform her duties under this Agreement; (ii) attendance at work in a state of intoxication or otherwise being found in possession at her place of work of any prohibited drug or substance, possession of which would amount to a criminal offense; (iii) the Executive’s material personal dishonesty or willful misconduct in connection with her duties to the Company; (iv) breach of fiduciary duties to the Company involving personal profit by the Executive; (v) conviction of the Executive for, or the Executive pleading guilty or no contest to, any felony or crime involving moral turpitude; (vi) material breach by the Executive of any provision of this Agreement or of any material Company policy adopted by the Board, which breach the Executive does not cure within fifteen (15) days after the Company provides written notice of such breach to the Executive; or (vii) the continued willful failure, following written notice (as noted below) and a thirty (30)-day cure period, of the Executive to perform substantially the Executive’s duties with the Company, after a written demand for substantial performance is delivered to the Executive by a majority of the Board that specifically identifies the manner in which such Board believes that the Executive has not substantially performed the Executive’s duties. For all purposes hereunder, no act or omission to act by the Executive shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company. The termination of employment of the Executive shall not be effective as being with Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the membership of the Board (other than the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice (which shall not be less than fifteen (15) days) is provided to the Executive within sixty (60) days of the Board’s knowledge of such event, and the Executive is given an opportunity, together with counsel, to be heard before the Board; provided that the foregoing sixty (60)-day limitation shall not apply to clause (vii) of this Section 4.2(d)), stating that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in any one or more of subparagraphs (i) through (vii) above, and specifying the particulars thereof in detail.

(e)            If the Executive’s employment with the Company is terminated by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Amounts, and the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law. For purposes of this Agreement, “Good Reason” shall not include the Executive’s death or disability and shall mean any of the following: (i) a reduction by the Company in the Executive’s Base Salary, target bonus percentage for 2026 or the aggregate benefits under (1) a “pension plan or arrangement” or (2) a “compensation plan or arrangement,” in each case, which the Executive participates in on the Effective Date; (ii) the Company requiring the Executive, without her consent, to be based at any office or location more than fifty (50) miles from the Company’s current headquarters in Lebanon, Tennessee; or (iii) the material breach by the Company of any provision of this Agreement; provided that, in each case, (A) within fourteen (14) days following the initial occurrence of the specified event the Executive has given the Company written notice giving the Company at least fourteen (14) days to cure the Good Reason event, (B) the Company has not cured the Good Reason event within the fourteen-(14) day cure period and (C) the Executive resigns within thirty (30) days from the initial occurrence of the event giving rise to the Good Reason.

4.3            Termination Upon Death. This Agreement shall terminate immediately upon the Executive’s death, and the Executive or her beneficiaries shall be entitled to no further payments or benefits hereunder, other than the payment of the Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to the Executive on the date of her death. The rights of the Executive’s estate with respect to any outstanding equity grants and any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.

4.4            Section 409A.

(a)            It is intended that (i) each payment of a series of installment payments provided under this Agreement shall be a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (collectively, “Section 409A”), and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (1) on the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (2) any payments to be provided to the Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death. Any payments delayed pursuant to this Section 4.4(a) shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death.

(b)            Notwithstanding any other provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)            Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A.

(d)            Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including: (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(e)            For the avoidance of doubt, any payment due under this Agreement within a period following the Executive’s termination of employment, death, disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(f)             This Agreement shall be interpreted in accordance with, and the Company and the Executive will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. By accepting this Agreement, the Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to the Executive hereunder. Further, by the acceptance of this Agreement, the Executive acknowledges that (i) the Executive has obtained independent tax advice regarding the application of Section 409A to the payments due to the Executive hereunder, (ii) the Executive retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Section 409A that may occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A.

5.              Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

5.1            Preamble. As a material inducement to the Company to enter into this Agreement, and in recognition of the valuable experience, knowledge and proprietary information the Executive gained from her employment with the Company, the Executive warrants and agrees that she will abide by and adhere to the following business protection provisions in this Section 5.

5.2            Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

(a)            “Competitive Position” shall mean any ownership, investment, employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity engaged, wholly or in material part, or that is an investor or prospective investor in an Entity that is engaged, wholly or in material part, within the Territory in the multi-unit restaurant business that offers full-service family or casual dining (including, without limitation and by way of example, restaurant concepts such as Applebee’s, Bahama Breeze Caribbean Restaurant & Grille, Bob Evans Farms, Bonefish Grill, Buffalo Wild Wings, Cheddar’s, Cheesecake Factory, Chili’s, Denny’s, First Watch, Huddle House, IHOP, Logan’s Roadhouse, Longhorn Steakhouse, Maggiano’s, O’Charley’s, Olive Garden, Outback Steakhouse, Red Lobster, Red Robin, Romano’s Macaroni Grill, Ruby Tuesday, Shoney’s, Sizzler, Steak ‘n’ Shake, Texas Roadhouse, Waffle House and Western Sizzlin’) or any other segment of the restaurant industry that is competitive with any of the businesses (without regard to the retail component of the business of the Company) engaged in by the Company or any of its subsidiaries or affiliates (collectively, the “CBRL Entities”) during the last twelve (12) months prior to the termination of the Executive’s employment with the Company or, as of the date of such termination of employment, the Company or its subsidiaries are contemplated to become engaged in during the eighteen (18)-month period following such date of termination (the “Restricted Business”). Nothing herein shall prohibit the Executive from (i) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation; or (ii) becoming employed, engaged, associated or otherwise participating with (A) a separately managed division or subsidiary of a competitive business that does not engage in the Restricted Business (provided that the Executive’s services are provided only to such division or subsidiary) or (B) an Entity that is primarily engaged in the retail or hospitality industry but that conducts on-location casual or family dining restaurant or food-service operations that are incidental to its primary business; or (iii) accepting employment with any federal or state government or governmental subdivision or agency.

(b)            “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to any of the CBRL Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the CBRL Entities and the details of which are not generally known to the competitors of the CBRL Entities. Confidential Information shall also include: any items that any of the CBRL Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.

(c)            “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)            “Restricted Period” with respect to Sections 5.3 and 5.6, shall mean four (4) years following the termination of the Executive’s employment; with respect to Sections 5.4 and 5.5, shall mean two (2) years following the termination of the Executive’s employment. Notwithstanding the foregoing, the Restricted Period shall be extended for a period of time equal to any period(s) of time that the Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates any provision of this Section 5 (the purpose of this provision is to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities).

(e)            “Territory” shall mean the United States of America.

(f)             “Trade Secrets” shall mean information or data of or about any of the CBRL Entities, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) is defined as a “trade secret” under applicable law.

(g)            “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to any of the CBRL Entities that were conceived, discovered, created, written, revised or developed by the Executive during the term of her employment with the Company.

5.3            Nondisclosure; Ownership of Proprietary Property.

(a)            In recognition of the need of the CBRL Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, the Executive hereby covenants and agrees that the Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the CBRL Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process: (1) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (2) with regard to any Confidential Information, for the Restricted Period.

(b)            The Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and she shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which the Executive becomes aware. The Executive shall assist the CBRL Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)            All Work Product shall be owned exclusively by the CBRL Entities. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and the Executive hereby unconditionally and irrevocably transfers and assigns to the applicable CBRL Entity all right, title and interest the Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. The Executive agrees to execute and deliver to the applicable CBRL Entity any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable CBRL Entity.

5.4            Non-Solicitation and Non-Interference With Employees. Executive recognizes and acknowledges that, as a result of her employment by the Company, she has become familiar with and acquired knowledge of confidential information and certain other information regarding the other executives and employees of the CBRL Entities. Therefore, Executive agrees that, during her employment and the Restricted Period, Executive shall not directly or indirectly do or facilitate any of the following: (a) encourage, solicit or otherwise attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (b) hire any individual who was an employee of the Company at the time of the termination of Executive’s employment with the Company, even if such individual resigns from the Company following the termination of Executive’s employment (a “Company Employee”) unless that person has ceased to be an employee of the Company for at least six (6) months; or (c) encourage, solicit, or induce any customer, supplier, licensee or other business relation of the Company to cease or materially reduce doing business with the Company, or in any way interfere with the relationship of such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its products or personnel). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from (i) employing an individual (A) with the consent of the Company or (B) who responds to such general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at Company Employees and so long as Executive has nothing to do with identifying the individual and does not participate in the recruiting process in any manner, or (ii) providing references about a Company Employee in response to a request from another prospective employer, so long as the solicitation of such Company Employee by such other prospective employer does not violate this Section 5.4.

5.5            Non-Competition. The Executive covenants and agrees to not obtain or engage in a Competitive Position within the Territory during the Term and during the Restricted Period. The Executive and the Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of the Company due to the Executive’s status and reputation in the industry and the knowledge to be acquired by the Executive through her association with the Company’s business and the public’s close identification of the Executive with the Company and the Company with the Executive. Further, the Executive acknowledges that her skills are such that she could easily find alternative, commensurate employment or consulting work in her field that would not violate any of the provisions of this Agreement. The Executive acknowledges and understands that, as consideration for her execution of this Agreement and her agreement with the terms of this covenant not to compete, the Executive will receive employment with and other benefits from the Company in accordance with this Agreement.

5.6            Non-Disparagement. The parties agree that, during the Term and the Restricted Period, each party will not make public statements or representations, or otherwise publicly communicate in writing, orally, or otherwise, in a manner that disparages the other party and, in the case of the Company, any subsidiary or their respective officers, directors, employees, advisors, businesses or reputations thereof. The Company shall instruct its directors and officers not to publicly disparage, criticize, or otherwise make derogatory statements regarding the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process. The Company agrees to cooperate and support the Executive in connection with any press relating to the Annual Shareholder Meetings.

5.7            Remedies. The parties understand and acknowledge that a party’s violation of any provision of this Section 5, will cause irreparable harm to the other party, and such other party will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the breaching party from any employment, service, or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting each party from pursuing any remedies available to it for any breach or threatened breach of any provision of this Section 5, including, without limitation, the recovery of damages from the breaching party or any person or entity acting in concert therewith. A party claiming a breach of this Section 5 shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by the Executive. If any part of any provision of this Section 5 is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain severance payments are being agreed to in reliance upon the Executive’s compliance with this Section 5 after termination of her employment, in the event the Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Section 4) shall be forfeited, and the Company shall not be obligated to make any further payments or provide any further benefits to the Executive following any such breach. Additionally, if the Executive breaches any of such business protection provisions or other provisions of this Agreement, the value of all stock options and restricted stock (or restricted stock units or similar awards, including, without limitation, performance shares and performance units) that vested in accordance with Section 4.2(b) shall be refunded by the Executive to the Company on a pro-rata basis based upon the number of months during the Restricted Period during which she violated the provisions of this Section 5 or, in the event any such provisions are declared unenforceable, the number of months during the Restricted Period that the Company did not receive its benefit as a result of the actions of the Executive. The Executive agrees and acknowledges that the opportunity to receive the severance benefits described in Section 4.2, conditioned upon her ongoing fulfillment of her obligations in this Agreement, constitute sufficient consideration for her release of claims against the Company contained within the Release, regardless of whether the Executive’s entitlement to the severance payments set forth in Section 4 or other benefits is forfeited in accordance with this Section 5.7.

6.              Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party to be notified; (b) when sent if sent by email to the party to be notified; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 6 and either (ii)(A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 6 or (B) the receiving party delivers a written confirmation or acknowledgement of receipt for such notice either by email (excluding automated replies) or any other method described in this Section 6, or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to the Company, to:

Cracker Barrel Old Country Store, Inc.

Attn: General Counsel

PO Box 787

305 Hartmann Drive

Lebanon, TN 37088-0787

Jennifer.Lankford@crackerbarrel.com

with a copy to:

Bass, Berry & Sims PLC

21 Platform Way South, Suite 3500

Nashville, TN 37203

Attention: Scott Bell and David Venturella

sbell@bassberry.com

david.venturella@bassberry.com

If to the Executive, to:

her address on record with the Company

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Jean M. McLoughlin

jmcloughlin@paulweiss.com

7.              Indemnification and Insurance. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that she is or was an officer of the Company or any of its affiliates, for as long as the Executive is subject to such liability. Pursuant thereto, the Company shall advance to the Executive all attorneys’ fees and expenses which the Executive may reasonably incur as a result of any such threatened or actual action or proceeding (or appeal therefrom), subject to her written undertaking to refund any such advances that are determined by a final nonappealable order of a court of competent jurisdiction that the Executive is not entitled to be indemnified for such amounts. In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains from time to time to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its commercially reasonable efforts to maintain such insurance, in not less than its present limits, in effect at all times (including, to the extent necessary to maintain coverage for the applicable statute of limitations and a minimum of six (6) years following the Termination Date, procuring a customary tail policy for such period) with respect to the Executive’s employment and service as a member of the Board, for as long as the Executive is subject to such liability.

8.              No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which the Executive may be entitled or for which she may be eligible, whether funded or unfunded, by reason of her employment with the Company. Notwithstanding the foregoing, the provisions in Section 4 regarding benefits that the Executive will receive upon her employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company, except with regard to any rights the Executive may have pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

9.              Waiver of Breach. The waiver by any party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any other party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties or from any failure by any party hereto to assert any rights hereunder on any occasion or series of occasions.

10.            Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns. The Company may assign its rights and obligations under this Agreement to any Affiliate of the Company. “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. The Executive acknowledges that the services to be rendered by her are unique and personal, and the Executive may not assign any of her rights or delegate any of her duties or obligations under this Agreement.

11.            Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to the Executive’s employment with the Company, including without limitation, as of the Effective Date, the Existing Employment Agreement. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

12.            Controlling Law; Jurisdiction; Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. Any suit or proceeding arising under this Agreement shall be brought solely in a federal or state court sitting in the State of Tennessee. By the Executive’s execution hereof, the Executive hereby consents and irrevocably submits to the jurisdiction of the federal and state courts having general jurisdiction over the State of Tennessee, and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon the Executive personally, by certified mail, return receipt requested, or by courier service, with the same full force and effect as if personally served upon the Executive. Each of the parties waives any claim that any such court is not a convenient forum for any such suit or proceeding and any defense of lack of jurisdiction with respect thereto. The Executive specifically acknowledges that she was represented by counsel with respect to the provisions of this Section 12.

13.            Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

14.            No Mitigation or Set-Off.

(a)            The Company’s obligation to make the payments provided for in Section 4 of this Agreement and otherwise to perform its obligations thereunder shall not be affected by or subject to any set-off counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, nor shall the Executive have any obligation to seek employment to mitigate damages therefor.

(b)            The existence of any claim, demand, action or cause of action by the Executive against the Company whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

15.            Survival. The obligations of the parties pursuant to Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16, as applicable, shall survive the termination of the Executive’s employment and termination of this Agreement.

16.            Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

17.            Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE:

/s/ Julie Masino
JULIE MASINO

COMPANY:

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/ Jennifer Lankford
	Name:	Jennifer Lankford
	Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Transition Agreement]

Exhibit A

To Transition Agreement

RELEASE

THIS RELEASE (this “Release”) is made and entered into by and between JULIE MASINO (“Executive”) and CRACKER BARREL OLD COUNTRY STORE, INC. and its successors or assigns (the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement, dated July 17, 2023 (the “Existing Employment Agreement”) and that certain Transition Agreement, dated July 26, 2026 (the “Transition Agreement,” and, together with the Existing Employment Agreement, the “Agreements”), pursuant to which the Executive and the Company have agreed that Executive’s employment with the Company shall terminate on the Termination Date (as defined in the Transition Agreement), and this Release is incorporated in the Agreements by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and her termination of employment, with appropriate releases, in accordance with the Agreements;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreements for service she has provided or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the Parties set forth in this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.              Claims Released Under the Agreements. In exchange for the severance benefits described in Section 4.2(a)(ii) and Section 4.2(b) of the Transition Agreement and except as provided in Section 2 of this Release, which severance benefits are subject to her fulfillment of her ongoing obligations under the Transition Agreement, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) that Executive ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Released Parties”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of her employment with the Company, or any other event occurring prior to the execution of this Release, including, but not limited to:

(a)            claims for violations of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Tennessee Human Rights Act, the Tennessee Disability Act, the Genetic Information Nondiscrimination Act, or any other law relating to discrimination or retaliation in employment (in each case, as amended);

(b)            claims for violations of any other federal or state statute or regulation or local ordinance;

(c)            claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d)            claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company; or

(e)            any other claims under state law arising in tort or contract.

2.              Claims Not Released Under the Agreements. In signing this Release, Executive is not releasing any claims that (a) enforce her rights under the Transition Agreement, (b) arise out of events occurring after the date Executive executes this Release, (c) arise under any written non-employment related contractual obligations between the Company or its affiliates, on the one hand, and Executive, on the other hand, which have not terminated as of the execution date of this Release by their express terms, (d) arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, (e) relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise, or (f) relate to vested rights to pension, 401(k) or other benefits under the Company employee benefit plans. However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Nothing in this Release shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of law.

3.              No Assignment of Claim. Executive hereby represents that she has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any Party prior to the date of this Release.

4.              No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or herself, its or her representatives, employees or agents.

5.              No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).

6.              Disclosure. Executive acknowledges and warrants that, except as previously discussed (whether orally or in writing) with the Board or internal or external Company counsel, the Executive is not aware of any matters for which the Executive was responsible or which came to the Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Company.

7.              Company Property. All records, files, lists, including computer-generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remain the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in her possession. Executive further represents that she has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that she will not retain in her possession any such documents or other materials.

8.              Cooperation. The Executive will provide reasonable cooperation to the Company, all Released Parties and their respective counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Company and/or any other Released Party of which the Executive may have knowledge or in which the Executive may be a witness, it being understood that requests for reasonable cooperation shall not unreasonably interfere with Executive’s personal or other professional responsibilities. Such reasonable cooperation includes meeting with the Company representatives and counsel to disclose such facts as the Executive may know; preparing with the Company’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in the course of complying with this obligation. Nothing in this Section 8 should be construed in any way as prohibiting or discouraging the Executive from testifying truthfully under oath as part of, or in connection with, any such proceeding.

9.              Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that this Release waives any and all claims that Executive may have under the ADEA for claims arising prior to the execution of this Release and that Executive’s agreement to waive such claims and all other claims released under the terms of this Release is made knowingly and voluntarily. Executive acknowledges that Executive would not be entitled to the severance benefits but for Executive’s non-revoked execution of this Release. Executive further acknowledges that (a) she has been advised that she should consult with an attorney prior to executing this Release, (b) she has been given twenty-one (21) days within which to consider this Release before executing it, (c) she has been given at least seven (7) days following the execution of this Release to revoke this Release (the “Revocation Period”) by providing written notice of revocation in accordance with Section 6 of the Transition Agreement, and (d) she was not coerced, threatened or otherwise forced to sign this Release, and that her signature appearing hereinafter is knowing and voluntary. Executive further acknowledges that upon expiration of the Revocation Period, this Release will be binding upon her, her heirs, administrators, representatives, executors, successors and assigns and the Release will become irrevocable.

10.            Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

11.            Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, the Executive agrees that Company shall be entitled to injunctive relief to enforce this Release, to the extent permitted by applicable law.

12.            Restrictive Covenants. Executive acknowledges that she entered into restrictive covenants in Section 5 of the Transition Agreement, and that in accordance with the terms of the Transition Agreement, she is subject to those obligations as they remain in full force and effect following Executive’s separation from employment with the Company.

13.            No Waiver. Should the Company fail to require strict compliance with any term or condition of the Transition Agreement or this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under the Transition Agreement or this Release. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Transition Agreement or this Release.

14.            Entire Agreement. This Release constitutes the entire understanding of the Parties regarding the subject matter of this Release, supersedes all prior oral or written agreements on the subject matter of this Release and cannot be modified except by a writing signed by all Parties in accordance with Section 18 below.

15.            Binding Effect. This Release inures to the benefit of, and is binding upon, the Parties and their respective successors and assigns.

16.            Captions. The captions to the various sections of this Release are for convenience only and are not part of this Release.

17.            Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

18.            Amendments. Any amendment to this Release must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Release.

19.            Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

20.            Exclusive Jurisdiction and Venue. The appropriate state or federal court in Wilson County, Tennessee will be the exclusive jurisdiction and venue for any dispute arising out of this Release. The parties voluntarily submit to the jurisdiction of these courts for any litigation arising out of or concerning the application, interpretation or any alleged breach of this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

Acknowledged and Agreed To:

“COMPANY”

CRACKER BARREL OLD COUNTRY STORE, INC.

By:
Name:
Title:
Date:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Julie Masino

Date: